UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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☒	Soliciting Material Pursuant to §240.14a-12

Moore Wallace Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On November 9, 2003, the following letter was sent to employees of Moore Wallace Incorporated (“Moore”) by Mark A. Angelson, Chief Executive Officer of Moore:

Moore Wallace Incorporated c/o Moore Wallace Executive Offices 375 Park Avenue New York, NY 10152 Mark A. Angelson Chief Executive Officer

November 9, 2003

Dear Fellow Moore Wallace Employees,

We are delighted to announce the exciting news that Moore Wallace has agreed to combine with RR Donnelley to create an $8.2 billion provider of total print management and integrated communications.

As we unite these two premier companies, we will blend their complementary strengths to take to market an unparalleled offering and to create an even stronger base for continued growth.

The company, which will be called RR Donnelley, will be headquartered in Chicago. I will be the Chief Executive Officer, leading what I am confident will be the industry’s very best team. We expect the transaction to be completed during the spring of 2004.

This transaction is clear evidence that the hard work that you have been doing since Wallace and Moore agreed to combine last January has been noticed: by shareholders, by customers, and even by the rest of the printing industry.

You have demonstrated that two large organizations, with rich traditions and outstanding reputations, can come together and quickly create a new organization that builds on the best of both. I am bursting with pride at what you have achieved.

This new combination is an exceptional strategic fit. Each of Moore Wallace and RR Donnelley is a respected leader in its segments of the print management and integrated communications industry. Different from the Moore Wallace merger, there is very little overlap between the businesses of Moore Wallace and RR Donnelley. Together, we will offer even more potential to our customers, shareholders, and employees.

Please review the communications accompanying this announcement – which address many of the issues surrounding the combination. I commit to you that we will share as much information as possible about this combination during the coming months. In turn, I ask for your continued commitment to delivering the great service, productivity, flexibility, and teamwork that have characterized Moore Wallace.

Thank you very much for the results you have delivered so far. I am looking forward to working with you in this exceptional new enterprise!

Sincerely yours,

This communication is not a solicitation of a proxy from any security holder of Moore Wallace or RR Donnelley. Moore Wallace and RR Donnelley intend to file a Joint Management Information Circular and Proxy Statement regarding the proposed transaction with the U.S. Securities and Exchange Commission (SEC) and the securities commissions or equivalent regulatory authorities in Canada. WE URGE INVESTORS IN RR DONNELLEY AND MOORE WALLACE TO CAREFULLY READ THE JOINT MANAGEMENT INFORMATION CIRCULAR AND PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT RR DONNELLEY, MOORE WALLACE AND THE PROPOSED TRANSACTION. Investors will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, and at the website of the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) maintained by the Canadian Securities Administrator at www.sedar.com. Documents filed with the SEC by RR Donnelley will be available free of charge from Investor Relations, RR Donnelley, 77 West Wacker Drive, Chicago, IL 60601, Tel. (312) 326-8926. In addition, documents filed with the SEC by Moore Wallace will be available free of charge from Moore Wallace, One Canterbury Green, Stamford, CT 06901, Attention: Investor Relations, Tel. (203) 406-3749.

RR Donnelley, Moore Wallace and their executive officers and directors may be deemed to be participants in the solicitation of proxies from RR Donnelley and Moore Wallace security holders in favor of the proposed transaction. Information regarding the security ownership and other interests of RR Donnelley’s and Moore Wallace’s executive officers and directors will be included in the Joint Management Information Circular and Proxy Statement.

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